EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu

Media Contact:
Lindsey Fosse
Grand Canyon Education, Inc.
602-639-7527
lfosse@gcu.edu

JERRY COLANGELO JOINS BOARD OF GRAND CANYON EDUCATION INC.
Sports icon’s business acumen and Christian faith bring strong vision to growing company

PHOENIX (Oct. 13, 2009) – Many business analogies can be made by drawing on sports experiences, and Grand Canyon Education Inc., owner of Grand Canyon University (GCU), will now benefit from someone who is steeped in this world with the addition of Jerry Colangelo to its board of directors.

“With its traditional campus atmosphere, commitment to athletic programs and unique business model all structured within a faith-based framework, Grand Canyon University is an institution that makes me excited about the future of higher education,” Colangelo said. “It has a 60-year heritage of producing graduates and professionals who are invested in their communities, and with its expanded base of over 25,000 students throughout the country GCU’s community minded spirit extends well beyond Arizona’s borders.”

Recognized as one of the most influential figures in sports business and current Chairman of USA Basketball’s Board of Directors and Managing Director of USA Basketball Men’s Senior National Team program, Colangelo is a leader with the vision to help Grand Canyon Education further its goals as a leader in market-supported higher education. Colangelo is familiar with many of Grand Canyon University’s prominent athletic alumni, among them former Phoenix Suns’ basketball player and current Sacramento King’s Head Coach Paul Westphal.

As evidenced by his involvement in dozens of boards over the years, from arts organizations to community revitalization efforts, Jerry Colangelo’s expertise and impact go far beyond the sports world.

“He’s an individual that enterprises seek out because of his intellect and strategic vision,” said Grand Canyon Education’s Executive Chairman Brent Richardson. “ He will be a tremendous advisor to Grand Canyon Education as we enhance our campus and grow our unique business model,” he said.

GCU will soon kick off a new basketball season with hopes of leading its basketball programs to greater levels within the NCAA. Colangelo’s insights from owning two major sports franchises and his deep involvement in the Phoenix community will help as Grand Canyon Education’s profile in Arizona and beyond continues to grow.

“Jerry’s strong Christian faith, his business successes and his insights as an international leader in sports will be great assets as we continue to evolve as Arizona’s private university,” said Grand Canyon Education’s CEO Brian Mueller.

About Jerry Colangelo
As Managing Director of the USA Basketball Men’s Senior National Team program, Colangelo was instrumental in selecting the players and coaches that compiled a 36-1 overall win-loss record culminating with the gold medal at the 2008 Beijing Olympics. He has been the face of the NBA Phoenix Suns franchise since its inaugural season in 1968. His roles have included general manager, head coach, president, managing general partner, chief executive officer and his current role as chairman. He served as the Chairman of the NBA’s Board of Governors, and served as a member of the league’s Finance Committee, Long Range Planning Committee, Expansion Committee and Competition and Rules Committee.

He also was on the founding committee for the WNBA. He brought Major League Baseball to Phoenix in 1998 and served as Chairman and CEO of the 2001 World Champion Arizona Diamondbacks, going from expansion team to World Champion in just four years. As with the NBA, Colangelo was involved with the governing of baseball, serving on the Legislative Committee and on the board of directors of the MLB Advanced Media arm of the league. Colangelo’s impact on the game of basketball and the state of Arizona has been so significant he was elected to the Naismith Memorial Basketball Hall of Fame, the Arizona Republic named him the Most Influential Sports Figure in the state of Arizona for the 20th century, and both the Phoenix Business Journal and The Sporting News magazine regularly vote him among the most influential people in business and/or sports.

About Grand Canyon University
Founded in 1949, Grand Canyon University is a traditional regionally accredited, private, Christian university offering campus-based and online bachelor’s and master’s degree programs through the Ken Blanchard College of Business, College of Education, College of Nursing and Health Sciences, and College of Liberal Arts. The Phoenix-based school is ranked as having one of the top online education programs by OEDb (Online Education Database). GCU emphasizes individual attention for both traditional undergraduate students as well as the working professional. For more information visit www.gcu.edu.

2